Exhibit 10.37

October 31, 2007

To:	Holders of 8% Unsecured Subordinated Notes
of Liquidmetal Technologies, Inc.

This letter is being sent to each Holder (a “Holder”) of the 8% Unsecured Subordinated Notes (the “Outstanding Notes”) issued by Liquidmetal Technologies, Inc. (the “Company”) between May and December 2006.  The purpose of this letter is to provide for, subject to the due date extension of the Outstanding Note to allow the Company to finalize its current joint venture and licensing relationship negotiations, the amendment of your Outstanding Note and the amendment of the Common Stock Purchase Warrant previously granted to you in connection with the Outstanding Note (the “Outstanding Warrant”).  Please return an executed copy of this letter to the Company to confirm your agreement to the following:

(1)  The second sentence of the first paragraph of your Outstanding Note is hereby amended by deleting said sentence in its entirety and replacing it with the following:  “All principal and interest under this Note shall become due and payable on November 30, 2007 (the “Maturity Date”).”

(2)  With respect to your Outstanding Warrant and in consideration of the due date extension of your Outstanding Note as described in the preceding paragraph, the Exercise Price (as defined in the Outstanding Warrant) shall be adjusted to $1.75 per share, which adjustment shall be effective as of the date of this letter, and the maximum number of Warrant Shares (as defined in the Outstanding Warrant) that may be purchased upon the exercise of the Outstanding Warrant shall be increased as of the date of this letter by an amount equal to thirty percent (30%) of the maximum number of Warrant Shares subject to the Outstanding Warrant immediately prior to such increase.

(3)  The following information correctly reflects the original issue date of your Outstanding Note and Outstanding Warrant, the original principal amount of your Outstanding Note, the original number of Warrant Shares included in your Outstanding Warrant, and the number of Warrant Shares that will be subject to your Outstanding Warrant as a result of the upward adjustment described in the preceding paragraph.

HOLDER’S NAME	ORIGINAL ISSUE DATE OF OUTSTANDING NOTE AND WARRANT	ORIGINAL PRINCIPAL AMOUNT OF OUTSTANDING NOTE	ORIGINAL # OF WARRANT SHARES SUBJECT TO OUTSTANDING WARRANT*	TOTAL # OF WARRANT SHARES SUBJECT TO OUTSTANDING WARRANT AS A RESULT OF ABOVE- DESCRIBED ADJUSTMENT

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We kindly request that you sign and return this letter as soon as possible to the Company.

If you have any questions regarding the matters set forth herein, please do not hesitate to call John Kang at (949) 635-2100.

Sincerely,

/s/ John Kang

John Kang, Chairman of the Board

AGREED TO AND ACKNOWLEDGED:

Name of
Holder:
By:
Name:
Title:
Date:	, 2007

Please complete, sign, and return as soon as possible to:

Won Chung, Vice President- Finance

Liquidmetal Technologies, Inc.

30452 Esperanza
Rancho Santa Margarita, California 92688

Fax No.: (949) 635-2108

won.chung@liquidmetal.com